Exhibit  10.1

AGREEMENT OF
PURCHASE AND SALE

SELLER:

ASPEN EXPLORATION CORPORATION

PURCHASERS:

NAUTILUS POPLAR, LLC
HUNTER ENERGY LLC

DATED February 24, 2009

TABLE OF CONTENTS
ARTICLE 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Headings	7
1.3	Interpretation Not Affected by Headings	7
1.4	Included Words	7
1.5	Schedules	7
1.6	Damages	8
ARTICLE 2 PURCHASE AND SALE AND CLOSING		8
2.1	Purchase and Sale	8
2.2	Closing	8
2.3	Specific Conveyances	8
2.4	Purchase Price	9
2.5	Form of Payment	9
ARTICLE 3 CONDITIONS OF CLOSING		9
3.1	The Purchaser’s Conditions	9
3.2	The Seller’s Conditions	10
3.3	Efforts to Fulfill Conditions Precedent	11
ARTICLE 4 REPRESENTATIONS AND WARRANTIES		11
4.1	Representations and Warranties of The Seller	11
4.2	Disclaimers and Acknowledgments	12
4.3	Representations and Warranties of The Purchasers	13
4.4	Knowledge	14
ARTICLE 5 INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES		14
5.1	The Seller’s Indemnities for Representations and Warranties	14
5.2	The Purchasers’ Indemnities for Representations and Warranties	15
5.3	Time Limitation	15

i

ARTICLE 6 THE PURCHASER’S INDEMNITIES AND OTHER RESPONSIBILITIES		15
6.1	General Indemnity	15
6.2	Limitation	15
6.3	Assumption of Responsibility	16
6.4	EAO’s	16
6.5	Indemnity Procedures	17
6.6	Survival	17
ARTICLE 7 OPERATING ADJUSTMENTS		17
7.1	Operating Adjustments	17
ARTICLE 8 MAINTENANCE OF ASSETS		18
8.1	Consent of The Purchaser	18
ARTICLE 9 GENERAL		19
9.1	Further Assurances	19
9.2	Entire Agreement	19
9.3	Subrogation	19
9.4	Governing Law	19
9.5	Enurement	19
9.6	Time of Essence	20
9.7	Notices	20
9.8	Limit of Liability	21
9.9	Invalidity of Provisions	21
9.10	Waiver	21
9.11	Amendment	21
9.12	Agreement not Severable	21
9.13	Confidentiality and Public Announcements	21
9.14	Counterpart Execution	22
9.15	Mediation and Arbitration	22
9.16	No admission	22

ii

SCHEDULE A-1	LANDS AND LEASES

SCHEDULE A-2	UNIT INTERESTS, NET REVENUE INTERESTS AND WORKING INTERESTS

SCHEDULE B	EXCLUDED TANGIBLES AND EXCLUDED OTHER ASSETS

SCHEDULE C	ENVIRONMENTAL DISCLOSURES

SCHEDULE D	CONTRACTS

SCHEDULE E	FORM OF SPECIFIC CONVEYANCE

SCHEDULE F	SELLER'S EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

SCHEDULE G	PURCHASER’S EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

SCHEDULE H	ASSUMPTION AND INDEMNIFICATION AGREEMENT

SCHEDULE I	SELLER’S CERTIFICATE OF OFFICER

SCHEDULE J-1 – J-2	PURCHASER’S CERTIFICATE OF OFFICER

SCHEDULE K	FORM OF LEGAL OPINION

SCHEDULE L	FORM OF PROMISSORY NOTE

iii

AGREEMENT OF PURCHASE AND SALE

     THE AGREEMENT made as of February 24, 2009 BETWEEN:

Aspen Exploration Corporation (“Seller”)
-and-

Nautilus Poplar, LLC and Hunter Energy LLC (hereinafter each individually a “Purchaser,” and collectively called the “Purchasers”).

     WHEREAS the Seller wishes to sell and the Purchaser wishes to purchase the interests of the Seller in and to the Assets, subject to and in accordance with the terms and conditions of the Agreement;

     NOW THEREFORE THE PARTIES TO THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties have agreed as follows:

     ARTICLE 1
INTERPRETATION

     1.1    Definitions.

     In the Agreement, unless the context otherwise requires:

(a)    “Agreement” means this document and all schedules attached hereto;

(b)    “Assets” means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests, but excluding the Excluded Assets;

(c)    “Business Day” means a day other than a Saturday, a Sunday or a statutory holiday in Billings, Montana;

(d)    “Certificate” means a written certification of a matter or matters of fact which, if required from a corporation or other entity, shall be made by an officer of the corporation or manager of the other entity, on behalf of the corporation or other entity and not in any personal capacity;

(e)    “Closing” means the closing of the purchase and sale herein provided for;

(f)    “Closing Date” means February 24, 2009, or such other time and date as may be provided in the Agreement or agreed upon in writing by the Seller and the Purchaser;

     (g)    “Closing Place” means Suite 1000, 6400 South Fiddler’s Green Circle, Greenwood Village, Colorado 80111 at 10:00 a.m. on the Closing Date, or such other place as may be agreed upon in writing by the Seller and the Purchaser;

     (h)    “Effective Date” means 12:01 a.m. Mountain Standard Time on January 1, 2009;

     (i)    “Excluded Assets” means any assets owned by Seller that are not located in Roosevelt County, Montana, whether or not such assets relate to the Assets;

     (j)    “Lands” means the lands set out in Schedule “A-1” under the heading “Description”;

     (k)    “Leased Substances” means all Petroleum Substances, rights to or in respect of which are granted, reserved or otherwise conferred by or under the Unit Agreements, or by or under the Title Documents (but only to the extent that the Title Documents pertain to the Lands);

     (l)    “Leases” means the leases described on attached Schedule “A-1”;

     (m)   “Miscellaneous Interests” means, subject to any and all limitations and exclusions provided for in this definition, all property, assets, interests and rights pertaining to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, but only to the extent that such property, assets, interests and rights pertain to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, including without limitation any and all of the following:

     (i)      contracts and agreements relating to the Petroleum and Natural Gas Rights and the Tangibles, or either of them;

     (ii)      fee simple rights to, and rights to enter upon, use or occupy, the surface of any lands which are or may be used to gain access to or otherwise use the Petroleum and Natural Gas Rights and the Tangibles, or either of them;

     (iii)    all records, books, documents, licenses, reports and data which relate to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, including any of the foregoing that pertain to Seismic, geological or geophysical matters, to the extent assignable and to the extent any assignment would not be in breach of any confidentiality agreements or similar documents;

    (iv)    the Wells, including the wellbores and any and all casing;

    (v)    permits and licenses issued from, by or through any federal, state or local regulatory agency, to the extent assignable;

    (vi)    to the extent assignable, the benefits of all representations, warranties, indemnities and other agreements Seller or its predecessor in interest may have received with respect to any of the properties described on attached Schedule “A-1” or Schedule “A-2” including, without limitation, those from prior owners of any of the properties described on attached Schedule “A-1” or Schedule “A-2”;

(vii)    the Tule Creek Gathering System;

(viii)    two warehouses located at Highway 2 East, Poplar, Montana;

 (ix)    all other real and personal property of every kind and description which is located in Roosevelt County, Montana, owned by the Seller and which are used in connection with or associated with Seller’s operation of the East Poplar Unit, the N.W. Poplar Field and the Tule Creek Gathering System; and

 (x)    Aspen’s interest in that certain agreement dated as of January 1, 2007 between Aspen and Roland E. Blauer;

     (n)    “Murphy/Ballard Agreement” means the Purchase and Sale Agreement dated effective January 1, 2002, between Murphy Exploration & Production Company and MUNOCO Company L.C., as seller, and Ballard Petroleum Holdings LLC, as purchaser;

     (o)    “Party” means a party to the Agreement;

     (p)    “Net Revenue Interest” or “NRI” means the Seller’s share of production after satisfaction of all royalties, overriding royalties, oil payments or other non-operating interests, as shown on attached Schedule “A-2” for the Wells and Unit listed on attached Schedule “A-2”;

     (q)    “Permitted Encumbrances” means:

     (i)   liens for taxes, assessments and governmental charges which are not due or the validity of which is being diligently contested in good faith by or on behalf of Seller;

     (ii)    liens incurred or created in the ordinary course of business as security in favor of the person who is conducting the development or operation of the property to which such liens relate for Seller’s proportionate share of the costs and expenses of such development or operation;

     (iii)    materialmen’s, mechanics’, construction, repairmen’s, employees’, contractors’, operators’ or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Assets (i) if they have not been filed pursuant to law and the time for filing them has expired, (ii) if filed, they have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action;

     (iv)    easements, rights of way, servitudes and other similar rights in land (including without limitation rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables) which do not materially impair the use of the Assets affected thereby;

     (v)    the rights reserved to or vested in any municipality or government or other public authority (including any tribal authority) by the terms of any lease, license,

franchise, grant or permit or by any statutory provision, to terminate any such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

     (vi)    rights of general application reserved to or vested in any governmental authority (including any tribal authority) to levy taxes on the Leased Substances or any of them or the income therefrom, and governmental requirements and limitations of general application (including those of any tribal authority) as to production rates or the operations of any Asset;

     (vii)    statutory exceptions to title, and the reservations, limitations, provisos and conditions in any original grants from the United States, the State of Montana or tribal authority of any of the mines and minerals within, upon or under the Lands;

     (viii) any security held by any Third Party encumbering Seller’s interest in and to the Assets or any part or portion thereof, in respect of which Seller delivers a discharge, release or satisfaction at or prior to Closing;

     (ix)    the production contracts, division orders and agreement or agreements (if any) for the sale of Leased Substances that are terminable on not greater than 90 days’ notice (without a material early termination penalty or other material cost);

     (x)    lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens, if the net cumulative effect of all such burdens does not operate to reduce the NRI for a particular Well or Unit below that set forth on Schedule “A-2”;

     (xi)    any preferential rights to purchase and required third party consents to assignments of contracts and similar agreements for which written waivers or consents are obtained prior to Closing;

     (xii)    all rights to consent by, required notices to, filings with, or other actions by federal, state, local or tribal entities in connection with the sale or conveyance of the Assets if the same are customarily obtained subsequent to such sale or conveyance;

     (xiii)    rights of reassignment, to the extent any exist as of the date of this Agreement, upon the surrender or expiration of any Lease;

     (xiv) such Title Defects as Purchaser has waived and such Title Defects which have been otherwise provided for as provided in Article 10;

     (xv)    calls on or preferential rights to purchase production held by parties other than Seller or an affiliate of Seller; and

     (xvi)    all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects, and irregularities affecting any of the Assets to which they relate that, individually or in the aggregate:

     a.    are not such as to interfere with the operation, value or use of the Assets (or portion thereof) affected thereby;

     b.    have not delayed the receipt or prevented Seller from receiving its share of the proceeds or production from any of the Units or Wells described on Schedule “A-2”;

     c.    do not reduce the interest of Seller with respect to all oil and gas produced from any Unit or Well to which the Leases relate below the NRI set forth on Schedule “A-2” for such Unit or Well; and

     d.    do not increase Seller’s portion of the costs and expenses relating to the operations on and the maintenance and development of the lands included in any Unit or Well to which the Leases relate above the WI set forth on Schedule “A-2” for such Unit or Well, without at least a proportionate increase in the share of production to which Seller is entitled to receive from such Unit or Well;

     (r)    “Petroleum and Natural Gas Rights” means all rights to and in respect of the Unit Agreements, the Leased Substances and the Title Documents of the Seller, including but not limited to the interests in Lands set out in Schedule “A-1” and in Leases set out in Schedule “A-2”;

     (s)    “Petroleum Substances” means any of crude oil, crude bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, and any and all other substances related to any of the foregoing, whether liquid, solid or gaseous;

     (t)    “Purchase Price” means the sum of money set out in section 2.5;

     (u)    “Seismic” means (to the extent assignable and to the extent any assignment would not be in breach of any confidentiality agreements or similar documents) all records, books, documents, licenses, reports and data and all sale, trading and reproduction rights associated with the seismic line or lines including without limitation:

     (i)    all permanent records of basic field data including, but not limited to, any and all microfilm or paper copies of seismic driller’s reports, monitor records, observer’s reports and survey notes and any and all copies of magnetic field tapes or conversions thereof;

     (ii)    all permanent records of the processed field data including, but not limited to, any and all microfilm or paper copies of shot point maps, pre- and post-stacked record sections including amplitude, phase and structural displays, post-stack data manipulations including filters, migrations and wavelet enhancements, and any and all copies of final stacked tapes and any manipulations and conversions thereof;

     (iii)    in the case of 3D seismic, in addition to the foregoing, all permanent records, data processing information, and all other relevant information; and

     (iv)    any and all interpretations of the foregoing;

     (v)    “Specific Conveyances” means all conveyances, deeds, assignments, transfers, notice of transfers, novations and other documents or instruments that are reasonably required or desirable to convey, assign and transfer the interest of Seller in and to the Assets to the Purchaser and to novate the Purchaser in the place and stead of the Seller with respect to the Assets;

     (w)   “Tangibles” means, any and all tangible property and assets which are located within, upon or in the vicinity of the Lands and which are used or are intended to be used to produce, process, gather, treat, measure, make marketable or inject the Leased Substances or any of them or in connection with water injection or removal operations that pertain to the Petroleum and Natural Gas Rights, including without limitation any and all inventory, gas plants, oil batteries, buildings, production equipment, pipelines, pipeline connections, meters, generators, motors, compressors, treaters, dehydrators, scrubbers, separators, pumps, tanks, boilers, and motor vehicles;

     (x)    “Third Party” means any individual or entity other than the Seller and the Purchaser, including without limitation any partnership, limited liability company, corporation, trust, unincorporated organization, union, government and any department and agency thereof and any heir, executor, administrator, personal representative or other legal representative of an individual;

     (y)    “Title Documents” means, collectively, and to the extent assignable, any and all certificates of title, Leases, reservations, permits, licenses, assignments, trust declarations, operating agreements, royalty agreements, gross overriding royalty agreements, participation agreements, farm-in agreements, sale and purchase agreements, pooling agreements and any other documents and agreements granting, reserving or otherwise conferring rights to (i) explore for, drill for, produce, take, use or market Petroleum Substances, (ii) share in the production of Petroleum Substances, (iii) share in the proceeds from, or measured or calculated by reference to the value or quantity of, Petroleum Substances which are produced, and (iv) rights to acquire any of the rights described in items (i) to (iii) of this definition, but only if the foregoing pertain in whole or in part to Petroleum Substances within, upon or under the Lands, including without limitation those, if any, set out in Schedule “A-1”;

     (z)    “Unit” or “Units” means all unit or units relating to the Petroleum and Natural Gas Rights described on attached Schedule “A-2”;

     (aa)    “Unit Agreements” means the unit agreement(s) and unit operating agreement(s), including any and all amendment(s) thereto, pertaining to the unit or units, set out in Schedule “A-2”;

     (bb)    “Wells” means all wells which are or may be used in connection with the Petroleum and Natural Gas Rights, including without limitation, those wells listed on Schedule “A-2” and shut-in, abandoned, water source, water disposal and water injection wells; and

     (cc)    “Working Interest” or “WI” means Seller’s share of the costs and expenses relating to the maintenance, development and operation of each Well or Unit as shown on attached Schedule “A-2” for the Wells and Unit listed on attached Schedule “A-2.”

         1.2    Headings.

     (a)    The expressions “Article,” “section,” “subsection,” “clause,” “subclause,” “paragraph,” and “Schedule” followed by a number or letter or combination thereof mean and refer to the specified article, section, subsection, clause, subclause, paragraph and schedule of or to the Agreement.

     (b)    The expressions “herein,” “hereto” and “hereof” and similar expressions mean and refer to the Agreement.

1.3    Interpretation Not Affected by Headings.

          The division of the Agreement into Articles, sections, subsections, clauses, subclauses and paragraphs and the provision of headings for all or any thereof are for convenience and reference only and shall not affect the construction or interpretation of the Agreement.

          1.4 Included Words.

          When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders.

          1.5 Schedules.

          There are appended to the Agreement the following schedules pertaining to the following matters:

Schedule “A-1”	-	Lands and Leases
Schedule “A-2”	-	Unit Interests, Net Revenue Interest and Working Interest
Schedule “B”	-	Excluded Tangibles and Excluded Other Assets
Schedule “C”	-	Environmental Disclosures
Schedule “D”	-	Contracts
Schedule “E”	-	Form of Specific Conveyance
Schedule “F”	-	Seller’s Exceptions to Representations and Warranties
Schedule “G”	-	Purchaser’s Exceptions to Representations and Warranties
Schedule “H”	-	Assumption and Indemnification Agreement
Schedule “I”	-	Seller’s Certificate of Officer (Aspen Exploration
Corporation)
Schedule “J-1”	-	Purchaser’s Certificate of Officer (Nautilus Poplar, LLC)
Schedule “J-2”	-	Purchaser’s Certificate of Officer (Hunter Energy LLC)
Schedule “K”	-	Legal Opinion of Burns, Figa & Will, P.C.
Schedule “L”	-	Promissory Note

     Such schedules are incorporated herein by reference as though contained in the body hereof. Wherever any term or condition of such schedules conflicts or is at variance with any term or condition in the body of the Agreement, such term or condition in the body of the Agreement shall prevail.

     1.6    Damages.

     When used herein, the term “Damages” means all losses, costs, claims, damages, expenses and liabilities in respect of which a Party has a claim pursuant to the Agreement including without limitation reasonable legal fees and disbursements on a counsel and client basis, but does not include consequential Damages.

ARTICLE 2
PURCHASE AND SALE AND CLOSING

     2.1    Purchase and Sale.

     The Seller hereby agrees to sell, assign, transfer, convey and set over to the Purchasers the Seller’s entire interest in the Assets in the percentages set forth opposite each Purchaser’s name:

Nautilus Poplar, LLC	40.00%
Hunter Energy LLC	60.00%

Each Purchaser hereby agrees to purchase from the Seller, the percentage set out above in all of the right, title, estate and interest of the Seller (whether absolute or contingent, legal or beneficial) in and to the Assets on the Closing Date as of the Effective Date subject to and in accordance with the terms of the Agreement.

     2.2    Closing.

     Closing shall take place at the Closing Place on the Closing Date if there has been satisfaction or waiver of the conditions of Closing herein contained. Subject to all other provisions of the Agreement, possession, risk and beneficial ownership of the Seller’s right, title, estate and interest in and to the Assets shall pass from the Seller to the Purchaser on the Closing Date effective as of the Effective Date.

     2.3    Specific Conveyances.

     All Specific Conveyances shall be executed and delivered by the Parties at Closing. Forthwith after Closing, the Purchaser shall at its cost record or file, as the case may be, all Specific Conveyances that by their nature may be recorded or filed. The form of Specific Conveyance for the transfer to the Purchaser of all of the Assets shall be in the form of attached Schedule “E,” provided that transfer of fee interests may be by separate deed and transfer of motor vehicles and federal, state or tribal Leases shall be on approved federal, state or tribal forms.

     2.4    Purchase Price.

     The aggregate consideration to be paid by the Purchaser to the Seller at the Closing for the Seller’s right, title, estate and interest in and to the Assets shall be One Million Two Hundred Thousand and No/100 Dollars ($1,200,000.00), subject to the operating adjustments pursuant to section 7.1, and subject to reduction by an amount equal to Seller’s proportionate share of the outstanding balance as of the Effective Date (expected to be in the approximate amount of $225,000) of that certain Mortgage dated February 12, 2007, between Nautilus Poplar, LLC and Jonah Bank of Wyoming, recorded March 5, 2007, in entries 373601 and 373602 of the records of Roosevelt County, Montana.

     2.5    Form of Payment.

     The closing payment of the Purchase Price and of other payments to be made pursuant to the Agreement shall be in US Funds paid on or before the Closing Date by wire transfer for Seller’s credit to the Wells Fargo Bank, N.A., San Francisco, CA, Routing Number 121-000-248, for the account of Aspen Exploration Corporation, Account Number 976-889-9412. On the Closing Date Hunter Energy LLC shall remit its share of the Purchase Price in US Funds by wire transfer as set out on the Settlement Statement, and Nautilus Poplar, LLC shall remit its share Purchase Price in US Funds by wire transfer as set out on the Settlement Statement and by further deliver of a Promissory Note in the amount of $ 75,000.00 in the form attached as Exhibit “L”.

     ARTICLE 3
CONDITIONS OF CLOSING

     3.1    The Purchaser’s Conditions.

     The obligation of the Purchaser to purchase the Seller’s right, title, estate and interest in and to the Assets is subject to the following conditions precedent, which are inserted herein and made part hereof for the exclusive benefit of the Purchaser and may be waived by the Purchaser:

     (a)    the representations and warranties of the Seller herein contained shall be true in all material respects when made and as of the Closing Date;

     (b)    all obligations of the Seller contained in the Agreement to be performed prior to or at Closing shall have been timely performed in all material respects;

     (c)    the Seller shall have delivered to the Purchaser at or prior to Closing discharges, releases or satisfactions of any security held by any Third Party (not including Jonah Bank) encumbering the Seller’s interest in and to the Assets or any part or portion thereof;

     (d)    no action or proceeding before any court or by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Agreement;

     (e)    the Seller shall have executed and delivered to Purchasers a certificate of its chief executive officer as to the provisions of Sections 3.1(a) and 3.1(b), in the form of Schedule I; and

     (f)    the Purchasers shall have received an opinion letter dated as of the Closing Date in the form of Schedule K.

     If any one or more of the foregoing conditions precedent has or have not been satisfied, complied with, or waived by the Purchaser, at or before the Closing Date, the Purchaser may in addition to any other remedies which it may have available to it, rescind the Agreement by written notice to the Seller.

     3.2    The Seller’s Conditions.

     The obligation of the Seller to sell its right, title, estate and interest in and to the Assets is subject to the following conditions precedent, which are inserted herein and made part hereof for the exclusive benefit of the Seller and may be waived by the Seller:

     (a)    the representations and warranties of the Purchaser herein contained shall be true in all material respects when made and as of the Closing Date;

     (b)    all obligations of the Purchaser contained in the Agreement to be performed prior to or at Closing shall have been timely performed in all material respects;

     (c)    all amounts to be paid by the Purchaser to the Seller at Closing shall have been paid to the Seller in the form stipulated in the Agreement;

     (d)    the Purchasers shall have executed and delivered to Seller an agreement in the form of Schedule H (an “Assumption Agreement”) by which the Purchasers shall assume as of the Closing Date the obligations of the Seller set forth therein;

     (e)    the Purchasers shall have executed and delivered to Seller a certificate of their respective managers as to the provisions of Sections 3.2(a) and 3.2(b), in the form of Schedules J-1, and J-3; and

     (f) Nautilus Poplar, LLC shall have executed and delivered to Seller a Promissory Note in the amount of $ 75,000 in the form of Schedule L (a “Promissory Note”);

     (g)    no action or proceeding before any court or by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Agreement.

     If any one or more of the foregoing conditions precedent has or have not been satisfied, complied with, or waived by the Seller, at or before the Closing Date, the Seller may in addition to any other remedies which it may have available to it, rescind the Agreement by written notice to the Purchaser.

     3.3    Efforts to Fulfill Conditions Precedent.

     The Purchaser and the Seller shall proceed diligently and in good faith and use best efforts to satisfy and comply with and assist in the satisfaction and compliance with the conditions precedent.

     ARTICLE 4
REPRESENTATIONS AND WARRANTIES

     4.1    Representations and Warranties of The Seller.

     Subject in all instances to Permitted Encumbrances and to the disclosures on Schedule “F” and to the other disclosures contained herein, the Seller makes the following representations and warranties to the Purchasers:

     (a)    the Seller is duly incorporated, validly existing, and in good standing under the laws of Delaware, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Seller is not in violation of any of the provisions of its certificate of incorporation, bylaws or other organizational or charter documents;

     (b)    the Seller has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by the Purchase and Sale Agreement and otherwise to carry out its obligations thereunder. The Board of Directors of the Seller has approved the Purchase and Sale Agreement and the Seller’s delivery of each of the documents required by the Purchase and Sale Agreement and required for the consummation by it of the transactions contemplated thereby, and no further action is required by the Seller’s Board of Directors or shareholders in connection therewith. The Purchase and Sale Agreement and the documents contemplated thereby constitute the valid and binding obligation of the Seller enforceable against the Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application;

     (c) the execution, delivery and performance of the Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which the Seller is party or by which the Seller is bound, nor under any judgment, decree, order, statute, regulation, rule or license applicable to the Seller;

     (d)    to the knowledge of Seller, no authorization or approval or other action by, and no notice to or filing with, any governmental authority (including any tribal authorities) or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by the Seller of the Agreement, other than authorizations, approvals or exemptions from requirement therefor, previously obtained and currently in force and other than all rights to consent by, required notices to, filings with, or other actions by federal, state, local or tribal entities in connection with the sale or conveyance of the Assets if the same are customarily obtained subsequent to such sale or conveyance;

     (e)    Seller has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the Agreement or the transaction to be effected by it for which the Purchaser shall have any obligation or liability;

     (f)    the Seller has not received notice of default and is not, to the knowledge of the Seller, in any default under any obligation, agreement, document, order, writ, injunction or decree of any court or of any commission or administrative agency, which might result in impairment or loss of the interests of the Seller in and to the Assets or which might otherwise materially and adversely affect the Assets;

     (g)    in respect of the Assets there are no financial commitments of the Seller which are due as of the date hereof or which may become due by virtue of matters occurring or arising prior to the date hereof other than normal operating expenses and obligations to Jonah Bank;

     (h)    to the knowledge of Seller, (i) no Third Party holds any preferential rights to purchase with respect to the Assets, and (ii) other than as disclosed in section 4.1(e), no Third Party consent is required in order for the Seller to convey its right, title, estate and interest in the Assets to Purchaser, although by way of affirmative disclosure, the Purchasers have certain preferential rights and the Assets are subject to a security interest in favor of Jonah Bank; and

     (i)    to the knowledge of the Seller there is no litigation existing, pending or, to the knowledge of the Seller, threatened which adversely affects or challenges the legality, validity or enforceability of the Purchase and Sale Agreement or the execution, delivery or performance of any documents contemplated thereby

4.2    Disclaimers and Acknowledgments.

     THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 4.1 ABOVE (OR IN ANY CONVEYANCE EXECUTED PURSUANT TO THIS AGREEMENT) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING, THE ASSETS SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY REPRESENTATION, WARRANTY OR COVENANT OF TITLE OF ANY KIND OR NATURE, EITHER EXPRESS, IMPLIED OR STATUTORY, EXCEPT THAT SELLER GRANTS A SPECIAL WARRANTY OF TITLE BY, THROUGH, AND UNDER SELLER, BUT NOT OTHERWISE. THE INTERESTS ARE BEING CONVEYED AND ASSIGNED TO AND ACCEPTED BY THE PURCHASERS IN THEIR "AS IS, WHERE IS" CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, WITHOUT ANY REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO WARRANTIES OF MARKETABILITY, QUALITY, CONDITION, MERCHANTABILITY, AND/OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. IT IS UNDERSTOOD AND AGREED THAT PURCHASERS SHALL ACCEPT ALL OF THE SAME IN THEIR "AS IS, WHERE IS" CONDITION AND STATE

OF REPAIR AND WITH ALL FAULTS AND DEFECTS, INCLUDING, BUT NOT LIMITED TO, THE PRESENCE OF NATURALLY OCCURRING RADIOACTIVE MATERIAL (NORM) AND/OR ANY ENVIRONMENTAL CONDITION. IN ADDITION, SELLER MAKES NO REPRESENTATION, COVENANT OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA DELIVERED TO PURCHASERS WITH RESPECT TO THE INTERESTS, OR CONCERNING THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES, IF ANY, ATTRIBUTABLE TO THE INTERESTS, OR THE ABILITY OF THE INTERESTS TO PRODUCE HYDROCARBONS, OR THE PRICES WHICH PURCHASERS IS OR WILL BE ENTITLED TO RECEIVE FOR ANY SUCH HYDROCARBONS.

     4.3    Representations and Warranties of The Purchasers.

     Subject to the disclosures on Schedule “G,” the Purchasers, each as to itself, makes the following representations and warranties to the Seller:

     (a)    Each Purchaser is a limited liability company duly organized and validly existing under the laws of the jurisdiction of the state under which such Purchaser was organized, is authorized to carry on business in the State of Montana, and now has good right, full power and authority to purchase the right, title, estate and interest of the Seller in and to the Assets in accordance with the terms of this Agreement;

     (b)    the execution, delivery and performance of the Agreement has been duly and validly authorized or ratified by any and all requisite corporate, managers’, members’, shareholders’ and directors’ actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which each Purchaser is bound;

     (c)    the execution, delivery and performance of the Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which each Purchaser is party or by which such Purchaser is bound, nor under any judgment, decree, order, statute, regulation, rule or license applicable to the Purchaser;

     (d)    the Agreement and any other agreements delivered by Purchaser in connection herewith constitute valid and binding obligations of each Purchaser enforceable against each such Purchaser in accordance with their terms;

     (e)    to the knowledge of each Purchaser, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by said Purchaser of the Agreement, other than authorizations, approvals or exemptions from requirement therefor, previously obtained and currently in force and other than all rights to consent by, required notices to, filings with, or other actions by federal, state, local or tribal entities in connection with the sale or conveyance of the Assets if the same are customarily obtained subsequent to such sale or conveyance;

     (f)    Each Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the Agreement or the transaction to be effected by it for which the Seller shall have any obligation or liability;

     (g)    Each Purchaser is buying the Assets for its own purposes as a party engaged primarily in the business of exploring for, drilling for and producing oil and gas, and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended, or any applicable state securities law;

     (h)    Each Purchaser has the knowledge and experience in the evaluation, acquisition and operation of oil and gas properties of the quality and type included in this Agreement, has evaluated the merits and risks of purchasing the Assets from Seller, and has formed its opinion based on its own knowledge and experience;

     (i)    Each Purchaser is qualified to hold Indian and federal and state leases and will be so qualified at Closing;

     (j)    there are no claims, actions, suits, hearings, arbitrations, disputes, proceedings (public or private) or governmental investigations pending or, to the knowledge of each Purchaser, threatened, against such Purchaser, at law or in equity; and

     (k)    Notwithstanding anything to the contrary herein, in completing the transactions under this Agreement each Purchaser has relied on its own investigation with respect to the Assets and has not relied on any information provided by Seller.

     4.4    Knowledge.

     An individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as an officer or director of such Person has, or at any relevant time had, Knowledge of such fact or other matter.

ARTICLE 5
INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES

     5.1    The Seller’s Indemnities for Representations and Warranties.

     The Seller shall be liable to the Purchaser for and shall, in addition, indemnify the Purchaser from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by the Purchaser which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in section 4.1 been accurate and truthful, in all material respects, provided however that nothing in this section 5.1 shall be construed so as to cause the Seller to be liable to or indemnify the Purchaser in connection with any representation or warranty contained in section 4.1 if and to the extent that the Purchaser did not rely upon such representation or warranty.

     5.2    The Purchasers’ Indemnities for Representations and Warranties.

     The Purchasers shall each be severally liable to the extent of their respective percentage interests, and not jointly or collectively liable to the Seller for and shall, in addition, indemnify the Seller from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by the Seller which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in section 4.3 been accurate and truthful, in all material respects, provided however that nothing in this section 5.2 shall be construed so as to cause the Purchaser to be liable to or indemnify the Seller in connection with any representation or warranty contained in section 4.3 if and to the extent that the Seller did not rely upon such representation or warranty. To the extent that the Seller incurs Damages because the representations or warranties of one of the Purchasers is inaccurate or incomplete or to the extent one of the Purchasers fails to fulfill a covenant to be fulfilled by such Purchaser, the Damages payable by such Purchaser pursuant to this paragraph will not be reduced by such Purchaser’s proportionate interest, but such Purchaser shall be liable for 100% of the damages caused by such Purchaser’s representation or warranty being inaccurate, or by such Purchaser’s failure to fulfill a covenant to be fulfilled by such Purchaser.

     5.3    Time Limitation.

     No claim under this Article 5 shall be made or be enforceable by a Party unless written notice of such claim, with reasonable particulars, is given by such Party to the Party against whom the claim is made within a period of six (6) months from the Closing Date.

ARTICLE 6 THE PURCHASER’S INDEMNITIES AND OTHER RESPONSIBILITIES

     6.1    General Indemnity.

     In addition to other indemnity obligations or other responsibilities of Purchaser in the Agreement, each Purchaser shall (as set forth in the Assumption Agreement attached hereto as Schedule “H” to be delivered at the Closing,) be severally, and not jointly, liable to the Seller for and shall, in addition, indemnify the Seller from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by the Seller which arise out of any matter or thing occurring or arising from and after the Closing Date and which relates to the Assets subject to the operating adjustments to be made as provided in section 7.1.

     6.2    Limitation.

     Notwithstanding any other provision in the Agreement, the Purchaser shall not be liable to nor be required to indemnify the Seller in respect of any losses, costs, claims, damages. expenses and liabilities suffered, sustained, paid or incurred by the Seller in respect of which the Seller is liable to and has indemnified the Purchaser pursuant to section 5.1, and the Seller shall not be liable to nor be required to indemnify the Purchaser in respect of any losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by the Purchaser in respect of which the Purchaser is liable to and has indemnified the Seller pursuant to section 5.2, in both cases disregarding the time limit set out in section 5.3.

     6.3    Assumption of Responsibility.

     As set forth in the Assumption Agreement attached hereto as Schedule “H” to be delivered at the Closing, Purchaser assumes responsibility for and agrees:

     (a)    to take all necessary steps (including filings with the appropriate state, federal, local or tribal regulatory authorities) to ensure that Purchaser is recognized as the owner, lessee of record and, where appropriate, the operator of the Assets and that Seller is relieved therefrom;

     (b)    if there is any financial assurance (including but not limited to a bond or bonds) relating to the Assets on which Seller is the principal, which financial assurance is required by any law, rule or regulation (federal, state, local or tribal), then Purchaser shall within thirty (30) days of Closing secure a new financial assurance in the required amount and supply it to the regulatory body requiring such financial assurance, with copy to Seller, to the end that Seller’s financial assurance shall be fully released and discharged;

     (c)    to pay and perform all of Seller’s obligations under contracts, agreements, and other instruments which are a part of the Assets, including, without limitation, under AFE’s, the Title Documents and the Contracts listed on Schedule “F,” but only to the extent obligations accrue under such contracts, agreements or other instruments after the Effective Date provided that this subparagraph (c) shall not be construed to limit any other indemnification obligations or other responsibilities Purchaser has undertaken under the Agreement; and

     (d)    to timely perform all abandonment, reclamation and plugging obligations pertaining to the Assets (including, without limitation, the Wells), including those which in the absence of the Agreement would be the responsibility of the Seller.

     In the event Purchaser fails to do any of the foregoing, Purchaser agrees to release, indemnify, defend and hold harmless Seller for all liability and costs incurred by Seller for such failure.

     6.4    EAO’s.

     Seller’s predecessors-in-interest, Murphy Exploration & Production Company and MUNOCO Company L.C. (together, “Murphy”), retained responsibility for and indemnified Seller against three Environmental Protection Agency Emergency Administrative Orders (“EAO’s”) together with Murphy’s performance of their obligations pursuant to a Settlement Agreement and General Release and Alternative Water System Agreement pursuant to the Murphy/Ballard Agreement. As set forth in the Assumption Agreement attached hereto as Schedule “H” to be delivered at the Closing, Purchasers hereby agree to render the same cooperation to Murphy as was required under section 9.4 of the Murphy/Ballard Agreement. Purchaser understands and acknowledges that all of the covenants and agreements contained in the Murphy/Ballard Agreement, except as provided in the Murphy/Ballard Agreement, survived closing under the Murphy/Ballard Agreement, extend to and are obligatory upon the heirs, executors, representatives, administrators, successors and assignees of Murphy and Ballard, are covenants running with the Land and are required to be memorialized in all assignments or other conveyances that may be executed and delivered by the parties to the Murphy/Ballard Agreement from time to time.

     6.5    Indemnity Procedures.

     In the event the Seller or Purchaser (the “Indemnified Party”) makes a claim against the other Party (the “Indemnifying Party”) under any indemnification provision of the Agreement, the Indemnified Party shall give prompt notice to the Indemnifying Party setting forth with particularity the amount, nature and circumstances of the claim. The Indemnifying Party shall have the right to conduct and control, through counsel of its choosing and at its sole cost and expense, the defense of any claims, actions, suits or proceedings brought against the Indemnified Party as to which indemnification is sought, and shall have the right to compromise or settle the same, provided that no compromise or settlement shall be entered into without the consent of the Indemnified Party if the compromise or settlement imposes any obligation, direct or indirect, upon the Indemnified Party. The Indemnifying Party shall permit the Indemnified Party, at the Indemnified Party’s sole cost and expense, to participate in such defense through counsel of the Indemnified Party’s choosing. The Indemnified Party shall, without charge to the Indemnifying Party, cooperate with the Indemnifying Party in connection with the defense of any such claim, action, suit or proceeding. The Indemnified Party shall provide the Indemnifying Party with notice of the asserted claim within thirty (30) days after the claim is made against the Indemnified Party, but the failure of the Indemnified Party to provide notice within the thirty (30) day period shall not cause the Indemnified Party to lose its indemnification rights, but shall only diminish the Indemnified Party’s indemnification rights to the extent the failure to give the notice within the thirty (30) day period has been materially and adversely prejudicial to the Indemnifying Party.

     6.6    Survival.

     Notwithstanding any other provision of the Agreement, the indemnification obligations of the Seller and Purchasers under the Agreement shall survive the Closing or any termination of the Agreement as set forth in the Assumption Agreement.

ARTICLE 7 OPERATING ADJUSTMENTS

     7.1    Operating Adjustments.

     Subject to all other provisions of the Agreement (including, without limitation, sections 6.1, 6.2, 6.3, 6.5 and 6.6), all other benefits and obligations of any kind and nature relating to the operation of the Assets conveyed pursuant to the Agreement, excluding income taxes but otherwise including without limitation maintenance, development, operating and capital costs, government incentives, royalties and other burdens, and proceeds from the sale of production, whether accruing, payable or paid and received or receivable, shall be adjusted between the Parties as of the Effective Date in accordance with generally accepted accounting principles. For greater certainty, items to be considered shall include, without limitation, matters such as:

 (a)    Verifiable lease operating expenses incurred by Seller and attributable to the period between the Effective Date and the Closing;

 (b)    Value of inventory, net of taxes, using the actual price received for the sale of such product in the month following the sale, or if no sales have taken place, using a price based on the average field price of other operations in that area in the month immediately following the sale;

(c)    Revenues received and attributable to the period after the Effective Date;

(d)    Suspense amounts held, if any;

(e)    Any liability or claim pursuant to any audit by partners (JIB), net profit interest owners or regulatory authorities for the prior periods;

(f)    Any claim for prior periods as a result of lawsuit for royalty not paid, including legal costs;

(g)    Any claim that is made due to prior period revision of production allocations;

(h)    Unpaid ad valorem, property or other taxes attributable to the Assets prior to the Effective Date; and

(i)    All other revenues, expenses and other adjustments as are customarily taken into account after a closing involving the purchase and sale of oil and gas properties when the effective time of the purchase and sale precedes the closing of the purchase and sale.

     The Purchaser shall provide to the Seller no less than five (5) days prior to the Closing Date a written statement of all such adjustments to be made at Closing, and shall cooperate with the Seller to enable the Seller to verify the accuracy of such statement. Adjustments not settled or incorrectly settled prior to or at Closing shall be settled by payment to or by the Seller and the Purchaser, as the case may be, without interest, as soon as practicable after Closing. The intention of the Parties is that final settlement shall occur within one hundred twenty (120) days following the Closing Date.

     ARTICLE 8
MAINTENANCE OF ASSETS

     8.1    Consent of The Purchaser.

     The Seller shall not, without the written consent of the Purchaser, which consent shall not be unreasonably withheld by the Purchaser and which, if provided, shall be provided in a timely manner:

     (a)    make any commitment or propose, initiate or authorize any capital expenditure with respect to the Assets except in case of an emergency or in respect of amounts which the Seller may be committed to expend or be deemed to authorize for expenditure without its consent;

(b)    surrender or abandon any of the Assets;

(c)    amend or terminate any Title Document or any other agreement or document to which the Assets are subject, or enter into any new agreement or commitment relating to the Assets; or

(d)    sell, encumber or otherwise dispose of any of the Assets or any part or portion thereof excepting sales of the Leased Substances or any of them in the normal course of business.

ARTICLE 9
GENERAL

     9.1    Further Assurances.

     Each Party will, from time to time and at all times after Closing, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of the Agreement.

     9.2    Entire Agreement.

     The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of the Agreement and, in the event of conflict, the provisions of the Agreement shall prevail. The Agreement supersedes all other agreements, documents, writings and verbal understandings among the Parties relating to the subject matter hereof and expresses the entire agreement of the Parties with respect to the subject matter hereof. Any rule of construction construing ambiguities in the Agreement against the drafter shall not apply to the Agreement, each Party having fully participated in the negotiation and drafting of the Agreement.

     9.3    Subrogation.

     The assignment and conveyance to be effected by the Agreement is made with full right of substitution and subrogation of the Purchaser in and to all covenants, representations, warranties and indemnities previously given or made by others in respect of the Assets or any part or portion thereof.

     9.4    Governing Law.

     The Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the State of Colorado and applicable laws of United States of America and shall, in all respects, be treated as a contract made in the State of Colorado.

     9.5    Enurement.

     The Agreement may be assigned by a Party with the prior written consent of the other Party, which consent may not be unreasonably and arbitrarily withheld. Subject to the preceding sentence, the Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and permitted assigns.

     9.6    Time of Essence.

     Time shall be of the essence in the Agreement.

     9.7    Notices.

     The addresses for service and the fax numbers of the Parties shall be as follows:

To the Seller:	Aspen Exploration Corporation
Suite 208, 2050 South Oneida Street
Denver, CO 80224
Fax: 303-639-9863
Attention: R. V. Bailey, CEO

To the Purchaser:	Nautilus Poplar, LLC
700 East 9th Avenue, Suite 200
Denver, Colorado 80203
Fax: 720-570-3859
Attention: Roland Blauer

Hunter Energy LLC
8000 S. Chester St., Suite 375
Centennial, CO 80112
Fax: 303-480-1449
Attention: P. Greg Barnes

     All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered as follows:

     (a)    by personal service on a Party at the address of such Party set out above, in which case the item so served shall be deemed to have been received by that Party when personally served;

     (b)    by facsimile transmission to a Party to the fax number of such Party set out above, in which case the item so transmitted shall be deemed to have been received by that Party when transmitted; or

     (c)    except in the event of an actual or threatened postal strike or other labor disruption that may affect mail service, by mailing first class certified post, postage prepaid, to a Party at the address of such Party set out above, in which case the item so mailed shall be deemed to have been received by that Party on the third Business Day following the date of mailing.

     A Party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other Party.

     9.8    Limit of Liability.

     In no event shall the liability of the Seller to the Purchaser in respect of claims of the Purchaser arising out of or in connection with the Agreement exceed, in the aggregate, the Purchase Price, taking into account any and all increases or decreases to the Purchase Price that occur by virtue of the terms of the Agreement.

     9.9    Invalidity of Provisions.

     In case any of the provisions of the Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     9.10    Waiver.

     No failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any right or remedy in law or in equity or by statute or otherwise conferred. No waiver of any provision of the Agreement, including without limitation, this section, shall be effective otherwise than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of the Party making such waiver.

     9.11    Amendment.

     The Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party.

     9.12    Agreement not Severable.

     The Agreement extends to the whole of the Assets and is not severable without the Seller’s and Purchasers’ express written consent or as otherwise herein provided.

     9.13    Confidentiality and Public Announcements.

     Until Closing has occurred and after Closing with respect only to the amount of the Purchase Price, each Party shall keep confidential all information obtained from the other Party in connection with the Assets and shall not release any information concerning the Agreement and the transactions herein provided for, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Nothing contained herein shall prevent a Party at any time from furnishing information (i) to any governmental agency or regulatory authority or to the public if required by applicable law, provided that the Parties shall advise each other in advance of any public statement which they propose to make, (ii) to procure any required consents of the Seller’s or Purchasers’ lenders, (iii) to employees or other agents, attorneys and accountants on a need-to-know basis, (iv) to its members or other equity owners, or (v) as may otherwise be legally required.

     9.14    Counterpart Execution.

     The Agreement may be executed in counterpart, no one copy of which need be executed by the Seller and the Purchaser. A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by the Seller and the Purchaser.

     9.15    Mediation and Arbitration.

     (a)    The Parties agree to attempt to settle any dispute arising out of or relating to this Agreement with the assistance of a mediator selected with the consent of all Parties to the dispute. Mediation shall be initiated by one Party to the dispute giving notice to the other Party to the dispute that the Party giving notice requests mediation of the dispute. If, within ten (10) days after giving such notice the Parties to the dispute are unable to unanimously select a mediator or, having selected a mediator, mediation does not settle the dispute within forty (40) days after giving such notice, then the further arbitration provisions of paragraph 9.15(b) shall apply.

     (b)    Any dispute arising out of, relating to or otherwise which is with respect to the Agreement (including whether the dispute is properly arbitrable) which has not been settled through mediation shall be settled or made by binding arbitration in Denver, Colorado, pursuant to the Colorado Uniform Arbitration Act or other applicable law. The Parties to the dispute shall unanimously select the arbitrator. In the event the Parties to the dispute are unable to unanimously select an arbitrator within ten (10) days after a notice from one of them to the others that a dispute requiring arbitration exists, the arbitrator shall be selected pursuant to the Colorado Uniform Arbitration Act. The Parties to the dispute shall confer with the arbitrator and together shall decide upon a time and place in Denver, Colorado for the arbitration hearing. If the Parties and the arbitrator are unable to agree upon a time and place in Denver, Colorado, for the arbitration hearing, the arbitrator shall determine the time and place in Denver, Colorado, for the arbitration hearing. In agreeing to the method of dispute resolution set forth in this arbitration clause, the Parties specifically acknowledge that each prefers to resolve disputes by arbitration rather than through the formal court process. Further, each of them understands that by agreeing to arbitration each of them is waiving the right to resolve disputes arising under the Agreement in Court by a judge or jury, the right to a jury trial, the right to discovery available under the Colorado Rules of Civil Procedure, the right to findings of fact based on the evidence, and the right to enforce the law applicable to any case arising under the Agreement by way of appeal, except as allowed under the Colorado Uniform Arbitration Act. Each of them also acknowledges that it has had an opportunity to consider and study this arbitration provision, to consult with counsel, to suggest modification or changes, and, if requested, has received and reviewed a copy of the Colorado Uniform Arbitration Act.

     9.16    No admission.

     Seller and Purchaser agree that neither this Agreement, nor any part hereof, nor any activity undertaken pursuant to this Agreement by either Party shall constitute or be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, past or present wrongdoing, or violation of any law, rule, regulation, or policy by Seller or Purchaser. Nothing contained in this Agreement related to any possible environmental defects, or any provisions related to radon gas, lead paint or NORM shall be construed as an admission against the interests of Seller or Purchaser as to such matter or matters.

     IN WITNESS WHEREOF the Parties have executed the Agreement as of the day and year first above written.

Aspen Exploration Corporation
By:
R. V. Bailey, Chief Executive Officer and
Chairman

Nautilus Poplar, LLC
By:
Roland E. Blauer, Managing Member

Hunter Energy LLC
By:
P. Greg Barnes, President